UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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OBLONG, INC.
(Name of Registrant as Specified In Its Charter)
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OBLONG, INC.

25587 Conifer Road, Suite 105-231,
Conifer, Colorado 80433

SUPPLEMENT TO PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD DECEMBER 30, 2022

This supplement (the “Supplement”) amends and supplements the definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed by Oblong, Inc. (the “Company”) with the Securities and Exchange Commission on November 28, 2022 in connection with the Company’s 2022 Annual Meeting of Stockholders (the “Annual Meeting”), to be held at 9:00 A.M. MST on December 30, 2022.

The purpose of this Supplement is to correct an inadvertent error in the Proxy Statement regarding the matters for which your broker has discretionary authority to vote your shares in the absence of instructions from you. The corrections to the existing disclosure in the Proxy Statement are set forth below under the heading “Corrections to the Proxy Statement.” Other than these corrections, the Proxy Statement remains unchanged, and this Supplement does not otherwise amend, supplement, or affect the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as amended and supplemented by this Supplement. This Supplement should be read in conjunction with the Proxy Statement and the other proxy materials previously made available to stockholders in connection with the Annual Meeting. If you have already voted your shares, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal.

Corrections to the Proxy Statement

The following paragraph on (i) page 4 of the Proxy Statement under the caption “Shares Held in “Street Name”” and (ii) page 9 of the Proxy Statement in the answer to the question entitled “What happens if I do not give specific voting instructions?” in the Questions and Answers about the Oblong Annual Meeting section of the Proxy Statement is amended and restated in its entirety to read as follows (corrections are marked, with new text bold and underlined, and deleted text bold and stricken through):

“If you are the beneficial owner of shares held in the name of a broker, bank or other nominee and do not provide that broker, bank or other nominee with voting instructions in the proxy card, your broker may vote your shares only with respect to certain matters considered routine. For any matters that are not routine for which you do not provide voting instructions in the proxy card, your shares will constitute “broker non-votes” and are not considered entitled to vote on that proposal. With respect to the matters being voted on at the Annual Meeting, your broker has discretionary authority to vote your shares in the absence of instructions from you only on the ratification of the selection of the Company’s independent registered public accounting firm and the amendment to the Company's charter to effect a reverse stock split. As a result, broker non-votes should not exist with respect to ~~this~~ these proposals. Your broker does not have discretionary authority to vote your shares in the election of directors~~, the amendment to the Company's charter to effect a reverse split,~~ or the advisory approval of executive compensation if you do not furnish instructions on such matters. Thus, assuming that a quorum is obtained, any broker non-votes will not affect the outcome of these proposals.”

The following paragraph on (i) page 4 of the Proxy Statement under the caption “Voting Requirements for Approval” and (ii) page 8 of the Proxy Statement in the answer to the question entitled, “What is the voting requirement to approve each of the items?” in the Questions and Answers about the Oblong Annual Meeting section of the Proxy Statement is amended and restated in its entirety to read as follows (corrections are marked, with new text bold and underlined, and deleted text bold and stricken through):

“Item Three—Amendment to Company Charter to Effect a Reverse Stock Split: To be approved by the stockholders, this item must receive the “FOR” vote of a majority of the total number of votes of our capital stock represented in person or by proxy and entitled to vote at the Annual Meeting, voting as a single class. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. To be approved, the shares voted “FOR” this proposal must exceed the number voted “AGAINST” this proposal. A properly executed proxy marked “ABSTAIN” will not be voted, although it will be counted as present and entitled to vote for purposes of the proposal. Accordingly, an abstention will have the effect of a vote against the proposal. On this proposal, brokers will ~~not~~ have discretionary authority to vote in the absence of timely instructions from their customers. As a result, ~~B~~broker non-votes should not exist with respect to this proposal ~~will have no effect on the proposal because they are not "entitled to vote" on the matter~~.”

The following paragraph on page 31 of the Proxy Statement under the caption “Vote Required for Approval” in the Proposal No. 3 -- Amendment to Company Charter to Effect a Reverse Stock Split section of the Proxy Statement is amended and restated in its entirety to read as follows (corrections are marked, with new text bold and underlined, and deleted text bold and stricken through):

“To be approved by the stockholders, this item must receive the “FOR” vote of a majority of the total number of votes of our capital stock represented in person or by proxy and entitled to vote at the Annual Meeting, voting as a single class. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. To be approved, the shares voted “FOR” this proposal must exceed the number voted “AGAINST” this proposal. A properly executed proxy marked “ABSTAIN” will not be voted, although it will be counted as present and entitled to vote for purposes of the proposal. Accordingly, an abstention will have the effect of a vote against the proposal. On this proposal, brokers will ~~not~~ have discretionary authority to vote in the absence of timely instructions from their customers. As a result, ~~B~~broker non-votes should not exist with respect to this proposal ~~will have no effect on the proposal because they are not "entitled to vote" on the matter~~.”